NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE AMERICAN LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 11, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 27, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Aberdeen Emerging Markets Smaller Company Opportunities Fund Inc. and Aberdeen Chile Fund Inc. became effective after the close on April 27, 2018. The outstanding shares of Aberdeen Emerging Markets Smaller Company Opportunities Fund Inc. were exchanged for newly-issued shares of Common Stock of Aberdeen Chile Fund, Inc. (name changed to Aberdeen Emerging Markets Equity Income Fund, Inc.) The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 30, 2018.